Exhibit 10.3

EXECUTION VERSION

TERMINATION AND SEPARATION AGREEMENT

TERMINATION AND SEPARATION AGREEMENT, dated as of May 31, 2011 (the “Agreement”), by and among IFMI, LLC, a Delaware limited liability company (“IFMI”), PrinceRidge Holdings LP, a Delaware limited partnership (“PrinceRidge”), and PrinceRidge Partners LLC, a Delaware limited liability company (“PrinceRidge GP” and together with PrinceRidge, the “PrinceRidge Entities”). Reference is made to (i) that certain Contribution Agreement, dated as of April 19, 2011 (the “Contribution Agreement”), by and among IFMI, PrinceRidge and PrinceRidge GP, (ii) the Fourth Amended and Restated Limited Partnership Agreement of PrinceRidge Holdings LP, dated as of May 31, 2011 (the “Partnership Agreement”), and (iii) the Fourth Amended and Restated Limited Liability Company Agreement of PrinceRidge Partners LLC, dated as of May 31, 2011 (the “Operating Agreement”).

WHEREAS, pursuant to the Contribution Agreement, the parties hereto have (i) consummated one or more Transactions and (ii) executed and delivered one or more Ancillary Agreements;

WHEREAS, pursuant to the Contribution Agreement, (i) the PrinceRidge Group submitted a CMA with FINRA in connection with the proposed change in control effectuated upon the consummation of the Transactions and (ii) CCCM submitted a CMA with FINRA in connection with the proposed change in control effectuated upon the consummation of the Transactions (collectively, the “CMAs”); and

WHEREAS, in the event that FINRA denies its Consent to any one of the CMAs after the consummation of the Interim Closing, the Parties have determined that, as a consequence thereof: (a) IFMI must withdraw from PrinceRidge and PrinceRidge GP, the IFMI Equity Interests must be returned to the PrinceRidge Entities, and the PrinceRidge Entities must return the Contributed Assets to IFMI, including in particular the CCCM Equity Interests; (b) each of the Executive Agreements must be terminated; (c) the Constituent Documents of the PrinceRidge Entities must be amended and restated to restore such Constituent Documents to the form of such Constituent Documents prior to the consummation of the Interim Closing; and (d) each party must take any other actions reasonably determined by the parties to be necessary to effect the intent of this Agreement (collectively, the “Termination and Separation Events”);

NOW, THEREFORE, in consideration of the promises and the mutual covenants and provisions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, upon the terms and subject to the conditions contained herein, and intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Contribution Agreement.

ARTICLE II

TERMINATION

Section 2.01 Termination of the Contribution Agreement. Following the receipt of a notification by any party hereto that FINRA has denied its Consent to either of the CMAs (the “Termination Date”), the parties hereto acknowledge and agree that the Contribution Agreement shall, subject to the survival of certain provisions pursuant to Section 2.02, be deemed automatically terminated, effective as of the Interim Closing Date. For purposes of this Agreement, the period of time beginning on the Termination Date and ending on the date on which the Separation (as defined below) is complete is referred to as the “Termination Period.” Each party shall be responsible for all costs and expenses incident to its negotiation and preparation of the Contribution Agreement and to its performance and compliance with all agreements and conditions contained herein or therein.

Section 2.02 Survival of Certain Provisions Under the Contribution Agreement. Sections 5.5 and Article 11 of the Contribution Agreement shall survive the termination of the Contribution Agreement. The Confidentiality Agreement shall survive the termination of the Contribution Agreement.

Section 2.03 Status Quo Ante. The parties hereto agree that the intent and purpose of this Agreement and the Termination and Separation Events is to return each of the parties, to the extent commercially practicable and possible, to its status quo ante as of immediately prior to the Interim Closing Date. Further, the parties hereto hereby agree to use their reasonable best efforts to implement and effectuate the Termination and Separation Events in a manner that would not result in the recognition by, and/or allocation to, either party of any (or as little as possible) taxable income or gain for United States federal, state, local and foreign tax purposes (and shall cause IFMI and each PrinceRidge Entity to) report the Termination and Separation Events consistently with this treatment for all Tax and Tax Return purposes.

ARTICLE III

WITHDRAWAL AND SEPARATION

Section 3.01 IFMI Withdrawal and Separation.

(a) Beginning on the Termination Date, each of the parties hereto shall, and shall cause its respective Affiliates to, as promptly as practicable, (i) effect the withdrawal of IFMI from each of PrinceRidge and PrinceRidge GP pursuant to Section 8.01(d) of the Partnership Agreement and the Operating Agreement, respectively, (ii) effect the return of the IFMI Equity Interests to the PrinceRidge Entities, and (iii) effect the return of the CCCM Equity Interests and Assumed Liabilities to IFMI from the PrinceRidge Entities or their Subsidiaries (the “Separation”).

(b) The parties hereto agree that the valuation of the IFMI Equity Interests for purposes of the Separation shall be calculated as follows: (i) the PrinceRidge Membership Equity, calculated as of the Termination Date, multiplied by (ii) a percentage equal to (A) the number of Equity Interests in the PrinceRidge Entities, respectively, owned by IFMI on the Termination Date, divided by (B) the total number of Equity Interests in the PrinceRidge Entities, respectively, outstanding on the Termination Date (the “Separation Amount”).

(c) The parties hereto agree that the valuation of CCCM for purposes of the Separation shall be the CCCM Membership Equity calculated as of the Termination Date (“Termination Date CCCM Membership Equity”).

(d) As promptly as practicable following the Termination Date. the calculation of the Separation Amount and the calculation of the Termination Date CCCM Membership Equity, the parties shall effect the Separation and transfer of the Separation Amount as follows:

(i) in the event that the Termination Date CCCM Membership Equity is less than the Separation Amount, PrinceRidge shall transfer to IFMI: (A) 100% of the CCCM Equity Interests free and clear of all Liens, and (B) cash or cash equivalents in an amount equal to the Separation Amount minus the Termination Date CCCM Membership Equity, or

(ii) in the event that the Termination Date CCCM Membership Equity exceeds the Separation Amount, simultaneously: (A) PrinceRidge shall transfer to IFMI 100% of the CCCM Equity Interests free and clear of all Liens, and (B) IFMI shall transfer to the PrinceRidge Entities cash or cash equivalents in an amount equal to the Termination Date CCCM Membership Equity minus the Separation Amount.

Section 3.02 Further Actions. In connection with the Separation and concurrent with the actions set forth in Section 3.01, as promptly as practicable following the Termination Date, as applicable at the time of Separation:

(a) IFMI shall, or shall cause its Affiliates to, assume from the PrinceRidge Entities any Assumed Liabilities;

(b) IFMI shall cause the IFMI Managers to resign from the Board;

(c) IFMI shall immediately repay any loan amount, if any, outstanding pursuant to Section 5.05 of the Partnership Agreement and Operating Agreement, respectively; and

(d) IFMI and the PrinceRidge Entities shall terminate the Reimbursement Agreement.

Section 3.03 Employees.

(a) As of the Termination Date, (i) the employment of each employee of CCCM that was an employee of any of the PrinceRidge Entities and whose employment was transferred from such PrinceRidge Entity to CCCM on or after the Interim Closing Date (each a “PrinceRidge Transferee”) shall be transferred to a PrinceRidge Entity and (ii) the employment of each Transferring Employee whose employment was transferred from IFMI or CCCM to a PrinceRidge Entity on or after the Interim Closing Date (each a “CCCM Transferee”) shall be transferred to CCCM. Except for the PrinceRidge Transferees, all employees of CCCM, including employees of CCCM who were hired by CCCM after the Interim Closing Date, shall remain employees of CCCM following the Termination Date (the “CCCM Employees”).

(b) IFMI or such Affiliate shall assume the responsibilities of any employment arrangement with any CCCM Employee or CCCM Transferee, effective as of the Termination Date. Each CCCM Employee and CCCM Transferee shall be covered under the IFMI Benefit Plans beginning on the Termination Date. To the greatest extent possible, the IFMI Benefit Plans shall recognize each CCCM Employee’s and CCCM Transferee’s prior service with CCCM and IFMI and its Affiliates for eligibility and vesting purposes and, in the case of vacation or severance benefits, for purposes of determining the appropriate level of benefits. With respect to any IFMI Benefit Plans, IFMI shall, and shall cause its Affiliates to, to the maximum extent possible under the IFMI Benefit Plans: (a) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable PrinceRidge Benefit Plans and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such CCCM Employees and CCCM Transferees with respect to comparable PrinceRidge Benefit Plans. IFMI shall grant to all CCCM Employees and CCCM Transferees credit for, and immediately make available to each CCCM Employee and CCCM Transferee, the paid-time off time earned but not yet used by such CCCM Employee and CCCM Transferee as of immediately prior to the Termination Date. Notwithstanding the foregoing, the PrinceRidge Benefit Plans shall retain any and all coverage obligations with respect to any claim for benefits under such plans incurred during the period in which a CCCM Employee or CCCM Transferee was participating in the PrinceRidge Benefit Plans.

(c) The PrinceRidge Entities shall assume the responsibilities of any employment arrangement with each PrinceRidge Transferee, effective as of the Termination Date.

Section 3.04 Ancillary Agreements.

(a) Assignment and Assumption Documents. The parties hereto shall, and shall cause their respective Affiliates to, execute any assignment and assumption agreements or membership or partnership transfer instruments that may be necessary or appropriate in connection with the Assumed Liabilities, effective as of the Interim Closing Date.

(b) Executive Agreements. The parties hereto shall, and shall cause their respective Affiliates to, terminate each of the Executive Agreements effective as of the Interim Closing Date.

(c) Reimbursement Agreement. The parties hereto shall, and shall cause their respective Affiliates to settle any outstanding amounts owed pursuant to the Reimbursement Agreement as of immediately prior to the Termination Date and terminate the Reimbursement Agreement effective as of the Interim Closing Date.

Section 3.05 Constituent Documents of the PrinceRidge Entities. The parties hereto shall, and shall cause their respective Affiliates to, (a) amend and restate the Constituent Documents of the PrinceRidge Entities as promptly as practicable following the Termination Date, using substantially the same form as the Constituent Document of such PrinceRidge Entity as in effect immediately prior to the Interim Closing, and (b) terminate the IFMI Supplementary Agreement. Such amendment and restatement of the Constituent Documents of the PrinceRidge Entities and termination of the IFMI Supplementary Agreement shall be effective on the last day of the Termination Period and as of the Interim Closing Date.

Section 3.06 Further Assurances. During and after the Termination Period, each of the parties hereto shall cooperate with each other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of withdrawal, assignment and transfer, and take all such other actions as are necessary or desirable, consistent with the terms of this Agreement, to implement and effectuate the Termination and Separation Events and the other provisions and purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Mutual Representations and Warranties. Each of IFMI, on the one hand, and each of the PrinceRidge Entities, on the other hand, hereby represents and warrants to the other that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity. Each party agrees that no party is in breach or default of the Contribution Agreement, and each party has agreed to the terms of, and has executed, this Agreement without admitting any liability or wrongdoing of any nature.

ARTICLE V

RELEASE

Section 5.01 Mutual Releases. Effective as of the Termination Date, except as set forth in this Agreement (and with respect to any rights hereunder), each of IFMI, on the one hand, and the PrinceRidge Entities, on the other hand, unconditionally, irrevocably and fully releases and forever discharges the other and each of the other’s Affiliates and Representatives from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of actions, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected (collectively, “Claims”) in connection with the transactions contemplated hereby (collectively, the “Released Claims”). The consequences of the foregoing waiver have been explained by counsel to each party hereto. Each party hereto acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to the Released Claims, and agrees that the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. For the avoidance of doubt, the mutual releases described herein shall in no way relieve any part from any duties, obligations, liabilities and actions arising under, or in connection with the Termination and Separation Events or this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification.

(a) IFMI shall indemnify, defend, and hold harmless the PrinceRidge Entities (for the benefit of each of the non-IFMI Partners of PrinceRidge and each of the non-IFMI Members of PrinceRidge GP), and the PrinceRidge Entities shall indemnify, defend, and hold harmless IFMI, with respect to any and all Claims, including all reasonable costs, expenses and attorneys’ fees incurred in the defense of any and all Claims, arising out of and/or in relation to any actual or alleged breach of this Agreement by such party or any of its successors or assigns. None of the parties hereto shall have any liability to any other party under any provision of this Agreement under any circumstances for punitive, consequential, special or incidental damages, lost profits or diminution in value relating to alleged breach of this Agreement.

(b) IFMI shall indemnify, defend and hold harmless the PrinceRidge Entities (for the benefit of each of the non-IFMI Partners of PrinceRidge and each of the non-IFMI Members of PrinceRidge GP) from and against any and all Losses arising out of or relating to the CCCM Liabilities and the Liabilities assumed by IFMI or its Affiliates referenced in Section 3.02(a) of this Agreement.

(c) The PrinceRidge Entities shall indemnify, defend and hold harmless IFMI and its Affiliates from and against any and all Losses arising out of or relating to any Liabilities retained by the PrinceRidge Entities following the Separation.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. Each party hereto shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the Termination and Separation Events and the Ancillary Agreements.

Section 7.02 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE

ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

Section 7.03 Consent to Jurisdiction. Each party hereto, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, for the adjudication of any dispute hereunder of in connection herewith or with the Termination and Separation Events, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified in the Contribution Agreement, shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 7.04 Waiver of Jury Trial. The parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the Termination and Separation Events.

Section 7.05 Binding Effect; No Third Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement shall be enforceable solely by the parties hereto. Without the prior written consent of the other parties hereto, this Agreement may not be assigned by any of the parties hereto and any purported assignment made without such consent shall be null and void; provided, that no consent shall be required for any party hereto to assign any or all of its rights and obligations hereunder to a Subsidiary, provided that the transferor remains liable hereunder.

Section 7.06 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender, (ii) words using singular or plural number also include the plural or singular, respectively, (iii) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, (iv) all references to dollars or “$” shall be to United States dollars, (v) the words “include”, “includes” or “including” shall be deemed to be followed by “without limitation”.

Section 7.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic (including portable document format) or facsimile signature.

Section 7.08 Entire Agreement. This Agreement, together with the Contribution Agreement and the other agreements, instruments, certificates and documents executed and delivered in connection therewith, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

Section 7.09 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.10 Amendments and Waivers. This Agreement may not be amended, altered or modified except by written instrument executed by each of (a) IFMI and (b) the PrinceRidge Managers, who the parties agree will act in place of the PrinceRidge Entities for such purpose. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.

Section 7.11 Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by telecopier (with receipt confirmed); provided, that a copy is also sent by registered mail, return receipt requested, or by courier addressed to the respective address set forth in the Contribution Agreement (or to such other address as a party may designate by notice to the other).

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

IFMI, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer and Chief
Investment Officer

PRINCERIDGE HOLDINGS LP

By:	PrinceRidge Partners LLC, its general partner

By:	/s/ John P. Costas
Name:	John P. Costas
Title:	Managing Member

By:	/s/ Michael T. Hutchins
Name:	Michael T. Hutchins
Title:	Managing Member

PRINCERIDGE PARTNERS LLC

By:	/s/ John P. Costas
Name:	John P. Costas
Title:	Managing Member

By:	/s/ Michael T. Hutchins
Name:	Michael T. Hutchins
Title:	Managing Member

[Signature Page to Termination and Separation Agreement]